Filed Pursuant to Rule 433

Registration No. 333-180289

FREE WRITING PROSPECTUS

May 25, 2012

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012,

Equity Index Underlying Supplement dated March 22, 2012 and

ETF Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
Autocallable Yield Notes

}	Autocallable Yield Notes linked to a reference asset consisting of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI Emerging Markets Index Fund
}	12-month term
}	Annualized quarterly coupons of between 8.00% per annum and 10.00% per annum, to be determined on the Pricing Date
}	Contingent return of principal, subject to the credit risk of HSBC USA Inc.
}	If the notes are not called and a Trigger Event occurs, the return on the notes is linked to the performance of the least performing underlying
}	Callable quarterly

The Autocallable Yield Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-3 of the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-2 of the accompanying ETF Underlying Supplement.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying discounts of up to 2.25% and referral fees of up to 0.60% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of discounts and referral fees exceed 2.25% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

12-Month Autocallable Yield Notes

Linked to the S&P 500® Index, the Russell 2000® Index, and the iShares® MSCI Emerging Markets Index Fund

Indicative Terms*

Principal Amount	$1,000 per Note
Term	12 months
Call Feature	The Notes will be automatically called if the Official Closing Value of each Underlying is at or above its Initial Value on any Call Observation Date**. In such case, you will receive a payment, per $1,000 Principal Amount of Notes, equal to 100% of the Principal Amount together with any unpaid coupon payment on the corresponding Coupon Payment Date**.
Reference Asset	Composed of the S&P 500® Index (“SPX”), the Russell 2000® Index (“RTY”) (each an “index” and together the “indices”) and the iShares® MSCI Emerging Markets Index Fund (“EEM”) (the “index fund”) (each an “Underlying” and together the “Underlyings”).
Annual Coupon Rate	8.00% p.a. to 10.00% p.a. (to be determined on the Pricing Date), paid quarterly.
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount of Notes, you will receive a payment on the Maturity Date calculated as follows:

■ If a Trigger Event does not occur, 100% of the Principal Amount.

■ If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive or zero, an amount equal to 100% of the Principal Amount.

■ If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative, an amount equal to (i) 100% of the Principal Amount multiplied by (ii) the sum of one plus the Final Return of the Least Performing Underlying.

Trigger Event	A Trigger Event occurs if the Official Closing Value of any Underlying is below its Trigger Value on any scheduled trading day during the Observation Period**.
Trigger Value	For each Underlying, 60% of its Initial Value.
Final Return	For each Underlying: Final Value – Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Final Return.
Trade Date and Pricing Date	June 6, 2012
Settlement Date	June 11, 2012
Maturity Date	June 12, 2013

* As more fully described beginning on page FWP-4.

** See page FWP-5 for Observation Period, Call Observation Dates and Coupon Payment Dates.

The Notes

The Notes may be suitable for investors who believe the value of all three Underlyings will remain flat or appreciate and who seek the potential for enhanced quarterly coupon payments (relative to the yield on traditional conventional debt securities with a similar term and issued by issuers with a credit rating similar to ours), regardless of the performance of the Reference Asset as long as the Notes are not automatically called.

If the Notes are not automatically called and if a Trigger Event does not occur during the Observation Period, you will receive the Principal Amount of your Notes at maturity.

If the Notes are not automatically called and if a Trigger Event occurs with respect to any Underlying in the Reference Asset during the Observation Period, you may lose some or all of your initial investment, but will keep any coupon payments made to you during the term of the Notes. If you lose some or all of your initial investment, even with any coupon payments, your yield on an investment in the Notes may be negative.

If all three Underlyings are at or above their respective Initial Values on any Call Observation Date, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount together with any unpaid coupon payments on the corresponding Coupon Payment Date.

The offering period for the Notes is through June 6, 2012

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been automatically called and whether a Trigger Event occurs. Regardless of whether or not a Trigger Event occurs, you will receive your quarterly coupons on each Coupon Payment Date, subject to your Notes being automatically called. If you lose some or all of your initial investment, even with any coupon payments, your yield on an investment in the Notes may be negative.

Information about the Reference Asset

S&P 500® Index

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of May 22, 2012 were: Information Technology, Financials, Health Care, Consumer Staples and Consumer Discretionary.

iShares® MSCI Emerging Markets Index Fund

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of May 22, 2012, the MSCI Emerging Markets Index consisted of the following 21 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.

Russell 2000® Index

The RTY is designed to track the performance of the small-capitalization segment of the U.S. equity market. It consists of the smallest 2,000 companies included in the Russell 3000® Index, which is composed of the 3,000 largest U.S. companies as determined by market capitalization.

The top 5 industry groups by market capitalization as of April 30, 2012 were: Financial Services, Consumer Discretionary, Producer Durables, Technology and Health Care.

For further information on the Reference Asset please see “Information Relating to the Reference Asset” beginning on page FWP-15, “The S&P 500® Index” and “The Russell 2000® Index” in the accompanying Equity Index Underlying Supplement and “The iShares® MSCI Emerging Markets Index Fund” in the accompanying ETF Underlying Supplement. We have derived all disclosure regarding the Underlyings from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Underlyings.

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HSBC USA Inc. 12-Month Autocallable Yield Notes

This free writing prospectus relates to a single offering of Autocallable Yield Notes. The offering will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement, or ETF Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the performance of two indices and one index fund (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Issuer Rating:	A+ (S&P), A1 (Moody’s), AA (Fitch)†
Principal Amount:	$1,000 per Note
Reference Asset:	The S&P 500® Index (“SPX”), the Russell 2000® Index (“RTY”) (each an “index” and together the “indices”) and the iShares® MSCI Emerging Markets Index Fund (“EEM”) (the “index fund”) (each an “Underlying” and together the “Underlyings”)
Trade Date:	June 6, 2012
Pricing Date:	June 6, 2012
Settlement Date:	June 11, 2012
Final Valuation Date:	June 7, 2013 subject to adjustment as described under “Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date and is expected to be June 12, 2013. The Maturity Date is subject to adjustment as described under “Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Call Feature:	We will automatically call the Notes if the Official Closing Value of each Underlying is at or above its Initial Value on any Call Observation Date. If the Notes are automatically called, they will be redeemed on the corresponding Coupon Payment Date, per $1,000 Principal Amount of Notes, at 100% of their Principal Amount together with any unpaid coupon payment.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value plus any coupon payment.
Final Settlement Value:

If the Notes are not automatically called you will receive a payment on the Maturity Date calculated as follows:

▶ If a Trigger Event does not occur, 100% of the Principal Amount.

▶ If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive or zero, an amount equal to 100% of the Principal Amount.

▶ If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying. In such a case, you may lose up to 100% of your investment regardless of the performance of the other Underlyings.

Trigger Event:	A Trigger Event occurs if the Official Closing Value of any Underlying is below its Trigger Value on any trading day during the Observation Period.
Trigger Value:	For each Underlying, 60% of the Initial Value of such Underlying.
Least Performing Underlying:	The Underlying with the lowest Final Return.

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Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Observation Periods” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Call Observation Dates:	September 7, 2012, December 7, 2012, March 7, 2013 and June 7, 2013 (the Final Valuation Date). The Call Observation Dates are subject to postponement as described under “Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Annual Coupon Rate (paid quarterly):	Between 8.00% per annum and 10.00% per annum (to be determined on the Pricing Date).
Coupon Payment Dates:	September 12, 2012, December 12, 2012, March 12, 2013 and June 12, 2013 (the Maturity Date). The Coupon Payment Dates are subject to postponement as described under “Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Final Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value
Initial Value:	The Official Closing Value of the relevant Underlying on the Pricing Date.
Final Value:	The Official Closing Value of the relevant Underlying on the Final Valuation Date.
Official Closing Value:	With respect to each Underlying, the Official Closing Value on any trading day for such Underlying will be the closing level or closing price, as applicable, of the Underlying as determined by the calculation agent as described under “Payment on the Notes — Official Closing Value” on page FWP-7 below.
CUSIP/ISIN:	4042K1R39 /
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

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GENERAL

This free writing prospectus relates to the offering of Notes identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012, the Equity Index Underlying Supplement dated March 22, 2012 and the ETF Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, page S-3 of the prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-2 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm
}	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm
}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Value of each Underlying is at or above its Initial Value on any Call Observation Date. If the Notes are automatically called, investors will receive, on the corresponding Coupon Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to 100% of the Principal Amount together with any unpaid coupon payment.

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value (plus any coupon payment) determined as follows:

}	If a Trigger Event does not occur, 100% of the Principal Amount.
}	If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive or zero, an amount equal to 100% of the Principal Amount.
}	If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying, which will result in a Final Settlement Value less than the Principal Amount.

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Coupon

Unless the Notes are automatically called, on each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Annual Coupon Rate divided by four. The expected Coupon Payment Dates are September 12, 2012, December 12, 2012, March 12, 2013 and June 12, 2013 (which is also the expected Maturity Date). The Coupon Payment Dates are subject to postponement as described under “Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Description of Notes – Interest and Principal Payments – Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

The Annual Coupon Rate will be between 8.00% per annum and 10.00% per annum and will be determined on the Pricing Date.

Official Closing Value

With respect to each Underlying, the Official Closing Value on any trading day will be determined by the calculation agent based upon the closing level of such index or closing price of such index fund, as applicable, displayed on the following pages on Bloomberg Professional® service: for SPX, page “SPX <INDEX>”, for RTY page “RTY <INDEX>” and for EEM, “EEM UP <EQUITY>”, and with respect to the EEM, adjusted by the calculation agent as described under “Additional Terms of the Notes – Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement. With respect to any of the foregoing, if the value for the relevant Underlying is not so displayed on such page, the calculation agent may refer to the display on any successor page on Bloomberg Professional® service or any successor service, as applicable.

Observation Period

The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Observation Periods” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Issuer and Reference Sponsor

With respect to SPX, Standard and Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., is the reference sponsor. With respect to RTY, the Russell Investment Group is the reference sponsor. With respect to EEM, iShares, Inc. is the reference issuer.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You believe that the Official Closing Value of all of the Underlyings will not decline by more than 40%, as compared to the Initial Value, at any time during the term of the Notes.
}	You are willing to make an investment that is potentially exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis.
}	You are willing to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Value of each Underlying is at or above its Initial Value.
}	You are willing to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.
}	You are willing to be exposed to the possibility of early redemption.
}	You are willing to forego distributions paid on the index fund or on stocks comprising the indices included in the Reference Asset.
}	You are willing to hold the Notes to maturity.
}	You do not seek an investment for which there will be an active secondary market.
}	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.
}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You believe that the Official Closing Value of one or more of the Underlyings will decline by more than 40%, as compared to the Initial Value, at any time during the term of the Notes.
}	You are unwilling to make an investment that is potentially exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis.
}	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Value of each Underlying is at or above its Initial Value, or you are otherwise unable or unwilling to hold the Notes to maturity.
}	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.
}	You are unwilling to be exposed to the possibility of early redemption.
}	You prefer to receive the distributions paid on the index fund or on stocks comprising the indices included in the Reference Asset.
}	You prefer a product that provides upside participation in the Reference Asset, as opposed to the coupon being offered with respect to your Notes.
}	You seek an investment for which there will be an active secondary market.
}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-2 of the ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising any Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, the accompanying Equity Index Underlying Supplement and the accompanying ETF Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;
}	“— General risks related to Indices” in the Equity Index Underlying Supplement;
}	“— Small-Capitalization or Mid-Capitalization Companies Risk” in the Equity Index Underlying Supplement;
}	“— General risks related to Index Funds” in the ETF Underlying Supplement;
}	“— Securities Prices Generally are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which they Trade and to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement;
}	“— Risks Associated with Non-U.S. Companies” in the ETF Underlying Supplement;
}	“— Time differences between the Domestic and Foreign Markets and New York City may create discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement;
}	“— The Notes are Subject to Currency Exchange Risk” in the ETF Underlying Supplement; and
}	“— There are Risks Associated with Emerging Markets” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee return of principal and you may lose your entire initial investment.

The Notes do not guarantee return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and if a Trigger Event occurs during the Observation Period and the Final Return of the Least Performing Underlying is negative. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you could lose your entire initial investment if the value of the Least Performing Underlying falls to zero. You may receive less at maturity than you originally invested in the Notes, or you may receive nothing at maturity, excluding any coupon payment. Payment of any amount at maturity is subject to the credit risk of HSBC.

You will not participate in any appreciation in the value of any of the Underlyings included in the Reference Asset.

The Notes will not pay more than the Principal Amount, plus any unpaid coupon payment, at maturity or if the Notes are automatically called. Even if the Final Return of each Underlying in the Reference Asset is greater than zero (regardless of whether a Trigger Event has occurred), you will not participate in the appreciation of any Underlying. Assuming the Notes are held to maturity, the maximum amount payable with respect to the Notes will not exceed the sum of the Principal Amount plus any coupons. Under no circumstances, regardless of the extent to which the value of any Underlying appreciates, will your return exceed the total amount of the coupons. In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing in an instrument directly linked to the performance of the Underlyings included in the Reference Asset.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including coupons and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

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If a Trigger Event occurs with respect to any Underlying, your return will be based on the Final Return of the Least Performing Underlying.

The performance of any of the Underlyings may cause a Trigger Event to occur. If a Trigger Event occurs and the Notes are not automatically called, your return will be based on the Final Return of the Least Performing Underlying without regard to the performance of the other Underlyings or which Underlying caused the Trigger Event to occur. As a result, you could lose all or some of your initial investment if the Final Return of the Least Performing Underlying is negative and a Trigger Event occurs, even if there is an increase in the value of the other Underlyings. This could be the case even if the other Underlyings caused the Trigger Event to occur or the other Underlyings increased by an amount greater than the decrease in the Least Performing Underlying.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you will receive coupon payments could be as little as 3 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the values of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of any Underlying would not be mitigated by the appreciation of the other Underlyings. Instead, your return would depend on the Least Performing Underlying of the three Underlyings to which the Notes are linked.

Changes that affect an Underlying may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor or reference issuer concerning additions, deletions and substitutions of the constituents comprising such Underlying and the manner in which the reference sponsor or reference issuer takes account of certain changes affecting those constituents included in such Underlying may affect the value of such Underlying. The policies of the reference sponsor or reference issuer with respect to the calculation of the relevant Underlying could also affect the value of such Underlying. The reference sponsor or reference issuer may discontinue or suspend calculation or dissemination of its relevant Underlying. Any such actions could affect the value of the Notes.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

The original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

FWP-10

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-11

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Value of any Underlying at any time during the Observation Period, including on a Call Observation Date or on the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or return on the Notes. With respect to the Notes, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the total payment on the Notes on a $1,000 investment in the Notes for a hypothetical range of performance for the Least Performing Underlying’s Final Return from -100% to +100%. The following results are based solely on the assumptions outlined below. You should consider carefully whether the Notes are suitable to your investment goals.

}	Principal Amount:	$1,000

}	Trigger Value:	60% of the Initial Value of each Underlying

}	Hypothetical Annual Coupon Rate (paid quarterly):	8.00% per annum. The actual Annual Coupon Rate will be determined on the Pricing Date and will not be less than 8.00% per annum or greater than 10.00% per annum.

}	The Notes are held until maturity and are not automatically called early.

Trigger Event Does Not Occur[1]					Trigger Event Occurs[2]
Least Performing Underlying’s Final Return	Hypothetical Total Coupon Paid Over the Term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on the Notes	Hypothetical Total Coupon Paid Over the Term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on Notes
100.00%	$80	$1,000	$1,080	8.00%	$80	$1,000	$1,080	8.00%
90.00%	$80	$1,000	$1,080	8.00%	$80	$1,000	$1,080	8.00%
80.00%	$80	$1,000	$1,080	8.00%	$80	$1,000	$1,080	8.00%
70.00%	$80	$1,000	$1,080	8.00%	$80	$1,000	$1,080	8.00%
60.00%	$80	$1,000	$1,080	8.00%	$80	$1,000	$1,080	8.00%
50.00%	$80	$1,000	$1,080	8.00%	$80	$1,000	$1,080	8.00%
40.00%	$80	$1,000	$1,080	8.00%	$80	$1,000	$1,080	8.00%
30.00%	$80	$1,000	$1,080	8.00%	$80	$1,000	$1,080	8.00%
20.00%	$80	$1,000	$1,080	8.00%	$80	$1,000	$1,080	8.00%
10.00%	$80	$1,000	$1,080	8.00%	$80	$1,000	$1,080	8.00%
0.00%	$80	$1,000	$1,080	8.00%	$80	$1,000	$1,080	8.00%
-10.00%	$80	$1,000	$1,080	8.00%	$80	$900	$980	-2.00%
-20.00%	$80	$1,000	$1,080	8.00%	$80	$800	$880	-12.00%
-25.00%	$80	$1,000	$1,080	8.00%	$80	$750	$830	-17.00%
-30.00%	$80	$1,000	$1,080	8.00%	$80	$700	$780	-22.00%
-40.00%	$80	$1,000	$1,080	8.00%	$80	$600	$680	-32.00%
-50.00%	N/A	N/A	N/A	N/A	$80	$500	$580	-42.00%
-60.00%	N/A	N/A	N/A	N/A	$80	$400	$480	-52.00%
-70.00%	N/A	N/A	N/A	N/A	$80	$300	$380	-62.00%
-80.00%	N/A	N/A	N/A	N/A	$80	$200	$280	-72.00%
-90.00%	N/A	N/A	N/A	N/A	$80	$100	$180	-82.00%
-100.00%	N/A	N/A	N/A	N/A	$80	$0	$80	-92.00%

1 The Official Closing Value of each Underlying never falls below its respective Trigger Value on any trading day during the Observation Period.

2 The Official Closing Value of any Underlying falls below its Trigger Value on any trading day during the Observation Period.

3 Assuming the Annual Coupon Rate is 8.00% and the Notes have been held to maturity, the hypothetical total amount of the coupons paid on the Notes as of the Maturity Date will equal $80, with hypothetical coupon payments of $20.00 made on each Coupon Payment Date.

FWP-12

Hypothetical Examples of the Final Settlement Value

The three examples below set forth a sampling of hypothetical Final Settlement Values based on the following assumptions:

}	Principal Amount of Notes:	$1,000

}	Trigger Value:	60% of the Initial Value of each Underlying

}	Hypothetical Annual Coupon Rate (paid quarterly):	8.00% per annum. The Annual Coupon Rate will be determined on the Pricing Date and will not be less than 8.00% per annum or greater than 10.00% per annum.

}	Hypothetical Initial Value:	1,300.00 with respect to the SPX, 800.00 with respect to the RTY and $40.00 with respect to the EEM

The actual Initial Values with respect to the SPX, RTY and EEM will be determined on the Pricing Date.

In addition to the Final Settlement Value, you will be entitled to receive coupon payments quarterly on each Coupon Payment Date, up to and including the Maturity Date (or the Coupon Payment Date corresponding to a Call Observation Date on which the Notes are automatically called, as applicable).

The examples provided herein are for illustration purposes only. The actual Final Settlement Value, if any, will depend on whether the Notes are automatically called and a Trigger Event occurs and, if so, the Final Return of the Least Performing Underlying. You should not take these examples as an indication of potential payments. It is not possible to predict whether the Notes will be automatically called and a Trigger Event will occur and, if so, whether and to what extent the Final Return of the Least Performing Underlying will be less than zero.

Example 1: The Notes are not automatically called and a Trigger Event occurs, even though the Least Performing Underlying never reaches or falls below its Trigger Value. Additionally, the Final Return of the Least Performing Underlying is less than zero.

Underlying	Initial Value	Lowest Official Closing Value of the Underlying during the Observation Period	Final Value on Final Valuation Date
SPX	1,300.00	1,105.00 (85% of Initial Value)	1,144.00 (88% of Initial Value)
RTY	800.00	440.00 (55% of Initial Value)	760.00 (95% of Initial Value)
EEM	$40.00	$38.00 (95% of Initial Value)	$38.00 (95% of Initial Value)

Since the Official Closing Value of RTY is below its Trigger Value during the Observation Period, a Trigger Event occurs. SPX is the Least Performing Underlying, even though its Official Closing Value never falls below its Trigger Value.

Therefore, the Final Return of the Least Performing Underlying =

Final Value of SPX – Initial Value of SPX
Initial Value of SPX

= (1,144.00 – 1,300.00) / 1,300.00= -12.00%

Final Settlement Value  = Principal Amount of the Notes × (1 + Final Return of the Least Performing Underlying)

= $1,000 × (1  + -12%) = $880.00

Therefore, with the total coupon payment of $80.00 over the term of the Notes, the total payment on the Notes is $960.

FWP-13

Example 2: The Notes are not automatically called and a Trigger Event does not occur.

Underlying	Initial Value	Lowest Official Closing Value of the Underlying during the Observation Period	Final Value on Final Valuation Date
SPX	1,300.00	1,105.00 (85% of Initial Value)	1,170.00 (90% of Initial Value)
RTY	800.00	720.00 (90% of Initial Value)	720.00 (90% of Initial Value)
EEM	$40.00	$34.00 (85% of Initial Value)	$34.00 (85% of the Initial Value)

Since the Official Closing Value of each Underlying was not below its Trigger Value, a Trigger Event does not occur.

Therefore, the Final Settlement Value equals $1,000.

Additionally, with the total coupon payment of $80.00 over the term of the Notes, the total payment on the Notes is $1,080.00.

Example 3: The Notes are automatically called on the first Coupon Payment Date.

Underlying	Initial Value	Official Closing Value on the first Call Observation Date
SPX	1,300.00	1,350.00
RTY	800.00	850.00
EEM	$40.00	$45.00

Since the Official Closing Value of all three Underlyings was at or above their respective Initial Values, the Notes were automatically called and you are no longer entitled to receive any Final Settlement Value. Therefore, on the corresponding Coupon Payment Date you would receive your $1,000 Principal Amount of Notes plus the coupon payment of $20.00 owed to you on such date. As a result, on the corresponding Coupon Payment Date, you would be entitled to receive a total payment of $1,020.00. Once the Notes are automatically called, the Underlyings have no relevance in determining the payment owed to you on the corresponding Coupon Payment Date.

FWP-14

INFORMATION RELATING TO THE REFERENCE ASSET

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure the performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of May 22, 2012 were: Information Technology, Financials, Health Care, Consumer Staples and Consumer Discretionary.

For more information about the SPX, see “The S&P 500® Index” on page S-6 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from May 22, 2007 through May 22, 2012. The closing level for the SPX on May 22, 2012 was 1,316.63. We obtained the closing levels below from Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the SPX during the Observation Period, including on a Call Observation Date or on the Final Valuation Date.

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of April 30, 2012 were: Financial Services, Consumer Discretionary, Producer Durables, Technology and Health Care.

For more information about the RTY, see “The Russell 2000® Index” on page S-21 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from May 22, 2007 through May 22, 2012. The closing level for the RTY on May 22, 2012 was 759.63. We obtained the closing levels below from Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the RTY during the Observation Period, including on a Call Observation Date or on the Final Valuation Date.

FWP-15

Description of the EEM

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of May 22, 2012, the MSCI Emerging Markets Index consisted of the following 21 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. MSCI is no longer affiliated with Morgan Stanley.

For more information about the EEM, see “The iShares® MSCI Emerging Markets Index Fund” on page S-21 of the accompanying ETF Underlying Supplement.

Historical Performance of the EEM

The following graph sets forth the historical performance of the EEM based on the daily historical closing prices from May 22, 2007 through May 22, 2012. The closing price for the EEM on May 22, 2012 was $37.78. We obtained the closing prices below from Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service.

The historical prices of the EEM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EEM during the Observation Period, including on a Call Observation Date or on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$39.85	$34.52	$38.75
4/2/2007	6/29/2007	$44.62	$38.74	$43.82
7/2/2007	9/28/2007	$50.49	$37.15	$49.78
10/1/2007	12/31/2007	$55.83	$47.22	$50.10
1/2/2008	3/31/2008	$50.75	$40.68	$44.79
4/1/2008	6/30/2008	$52.48	$44.43	$45.19
7/1/2008	9/30/2008	$44.76	$30.88	$34.53
10/1/2008	12/31/2008	$34.29	$18.22	$24.97
1/2/2009	3/31/2009	$27.28	$19.87	$24.81
4/1/2009	6/30/2009	$34.88	$24.72	$32.23
7/1/2009	9/30/2009	$39.51	$30.25	$38.91
10/1/2009	12/31/2009	$42.52	$37.30	$41.50
1/4/2010	3/31/2010	$43.47	$35.01	$42.12
4/1/2010	6/30/2010	$44.02	$35.21	$37.32
7/1/2010	9/30/2010	$44.99	$36.76	$44.77
10/1/2010	12/31/2010	$48.62	$44.51	$47.62
1/3/2011	3/31/2011	$48.75	$44.25	$48.69
4/1/2011	6/30/2011	$50.43	$44.77	$47.60
7/1/2011	9/30/2011	$48.63	$34.71	$35.07
10/3/2011	12/30/2011	$43.21	$33.43	$37.94
1/3/2012	3/30/2012	$44.91	$38.21	$42.94
4/2/2012*	5/22/2012*	$43.75	$37.17	$37.78

* As of the date of this free writing prospectus available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through May 22, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

FWP-16

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus and (ii) any accrued but unpaid interest payable based upon the Annual Coupon Rate calculated on the basis of a 360-day year consisting of twelve 30-day months. In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Final Return for each Underlying. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Return will be made on such date, irrespective of the existence of a market disruption event with respect to another Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the offering price set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying discounts of up to 2.25% and referral fees of up to 0.60% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of discounts and referral fees exceed 2.25% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support these Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth under the heading “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  In the opinion of Sidley Austin llp, special U.S. tax counsel to us, the following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach and the balance of this summary so assumes.  However, other reasonable approaches are possible.  Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes.  We intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes.  Please see the discussion under the heading “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Payments of Interest” in the accompanying prospectus supplement for U.S. federal income tax considerations applicable to non-contingent debt instruments.

As described in the prospectus supplement under “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,” for purposes of dividing the 8.00 to 10.00 percent Annual Coupon Rate (to be determined on the Pricing Date) on the Notes among interest on the Deposit and Put Premium, [ ] percent constitutes interest on the Deposit and [ ] percent constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

FWP-17

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

We will not attempt to ascertain whether the issuer of any stock owned by, or included in, one or more of the Underlyings of the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purpose. In the event that the issuer of any stock owned by, or included in, one or more of the Underlyings of the Reference Asset were treated as a PFIC or USRPHC, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of stock owned by, or included in, the Underlyings of the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock owned by, or included in, one or more of the Underlyings of the Reference Asset is or becomes a PFIC or USRPHC.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-18

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$   Autocallable Yield Notes

May 25, 2012

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-6
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Information Relating to the Reference Asset	FWP-15
Events of Default and Acceleration	FWP-17
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-17
U.S. Federal Income Tax Considerations	FWP-17

Equity Index Underlying Supplement
Risk Factors	S-1
The S&P 500® Index	S-6
The S&P 100® Index	S-10
The S&P MidCap 400® Index	S-14
The S&P 500 Low Volatility Index	S-18
The Russell 2000® Index	S-21
The Dow Jones Industrial AverageSM	S-25
The Hang Seng China Enterprises Index®	S-27
The Hang Seng® Index	S-30
The Korea Stock Price Index 200	S-33
MSCI Indices	S-36
The EURO STOXX 50® Index	S-40
The PHLX Housing SectorSM Index	S-42
The TOPIX® Index	S-46
The NASDAQ-100 Index®	S-49
S&P BRIC 40 Index	S-53
The Nikkei 225 Index	S-56
The FTSE™ 100 Index	S-58
Other Components	S-60
Additional Terms of the Notes	S-60

ETF Underlying Supplement
Risk Factors	S-2
Reference Sponsors	S-8
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-8
The POWERSHARES QQQ TRUSTSM, SERIES 1	S-11
The iShares® MSCI Mexico Investable Market Index Fund	S-15
The iShares® MSCI Brazil Index Fund	S-18
The iShares® MSCI Emerging Markets Index Fund	S-21
The iShares® MSCI EAFE Index Fund	S-24
The SPDR S&P 500 ETF Trust	S-26
The Market Vectors Gold Miners ETF	S-30
The iShares® Dow Jones U.S. Real Estate Index Fund	S-33
The iShares® FTSE China 25 Index Fund	S-36
The iShares® S&P Latin America 40 Index Fund	S-39
The Financial Select Sector SPDR® Fund	S-42
The iShares® Dow Jones Transportation Average Index Fund	S-45
The Energy Select SPDR® Fund	S-47
The Health Care Select SPDR® Fund	S-50
Other Components	S-52
Additional Terms of the Notes	S-52
Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49
Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60